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                                                                    EXHIBIT 99.1

                             November _______, 2000

To Our Shareholders:

         We are pleased to inform you that T/R Systems, Inc. has adopted a share purchase rights plan.

         This action was taken after long and careful study and was not taken in response to any pending takeover or proposed change in control of the Company. The plan is intended to protect the Company and its shareholders from potentially coercive takeover practices or takeover bids which are inconsistent with the interests of the Company and its shareholders. The plan is not intended to deter unsolicited offers that would provide superior long-term value to all of the Company's shareholders. The adoption of a share purchase rights plan has become common practice in major American companies and a well accepted approach to ensuring that all shareholders receive a fair price and are treated equally in the event of a takeover.

         To effect the plan, the Board of Directors declared a dividend of one share purchase right for each outstanding share of the Company's common stock. The distribution is being made to shareholders of record as of the close of business on November 27, 2000.

         Under the plan, the rights will initially trade together with the Company's common stock and will not be exercisable. In the absence of further Board action, the rights issued under the plan generally will become exercisable and allow the holder to acquire shares of the Company's common stock at a discounted price if a person or group acquires 15 percent or more of the Company's common stock. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

         The plan also includes an exchange option. In general, after the rights become exercisable, the Directors may, at their option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of the Company's common stock. Under this option, the Company would issue one share of common stock for each right, subject to adjustment in certain circumstances.

         The Company's Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire November 27, 2010, unless earlier redeemed, exchanged or amended by the Board of Directors.

         The issuance of the rights is not a taxable event, will not affect the Company's reported financial condition or results of operations (including earnings per share), should not interfere with


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the Company's operating, financing or investing activities and will not change the way in which the Company's common stock is currently traded.

         A summary of the share purchase rights plan (which explains the terms and nature of the rights) is enclosed. Shareholders are urged to review the summary carefully and retain it with their permanent records.

         In adopting the share purchase rights plan, the Board has expressed its confidence in the Company's future and its determination that you, our shareholders, be given every opportunity to participate fully in that future.

On Behalf of the Directors,

Michael E. Kohlsdorf


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                  SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK

         The Directors of T/R Systems, Inc. (the "Company") have declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock, par value $0.01 per share (the "Common Shares"), of the Company. The distribution is payable on November 27, 2000 (the "Record Date") to the stockholders of record as of the close of business on the Record Date. Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company at a price (the "Purchase Price") of $45.00 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of November 9, 2000 (the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent").

         Under the Rights Agreement, the Rights will be evidenced by the certificates evidencing Common Shares until the earlier (the "Distribution Date") of: (i) the close of business on the tenth calendar day following the first date (the "Share Acquisition Date") of public announcement that a person or entity (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates), together with its affiliates and associates, has acquired beneficial ownership of 15% or more of the outstanding Common Shares (any such person or entity being hereinafter called an "Acquiring Person") or (ii) the close of business on the tenth business day (or such later date as may be specified by the Directors) following the commencement of a tender offer or exchange offer by a person or entity (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates), the consummation of which would result in beneficial ownership by such person of 15% or more of the outstanding Common Shares.

         The Rights Agreement provides that, until the Distribution Date, the Rights may be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), any certificate evidencing Common Shares of the Company issued upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Shares will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on the tenth anniversary of the Record Date (the "Final Expiration Date") unless earlier redeemed, exchanged or amended by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

         The Purchase Price payable, and the number of the Preferred Shares or other securities issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of,


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the Preferred Shares, (ii) upon the grant to holders of Preferred Shares of certain rights or warrants to subscribe for or purchase the Preferred Shares at a price, or securities convertible into the Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in the Preferred Shares) or subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of the Preferred Shares issuable upon exercise of each Right will be subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or a subdivision, combination or reclassification of Common Shares occurring, in any such case, prior to the Distribution Date.

         The Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled, in connection with the declaration of a dividend on the Common Shares, to a preferential dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the related dividend declared per Common Share. Subject to customary anti-dilution provisions, in the event of liquidation, the holders of Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per Common Share. Because of the nature of the Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of a Right should approximate the value of one Common Share.

         Rights will be exercisable to purchase Preferred Shares only after the Distribution Date occurs and prior to the occurrence of a Flip-in Event as described below. A Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the second paragraph of this summary could precede the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase Preferred Shares. A Distribution Date resulting from any occurrence described in clause (i) of the second paragraph of this summary would necessarily follow the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase Common Shares or other securities as described below.

         Under the Rights Agreement, in the event (a "Flip-in Event") that (i) any person or entity, together with its affiliates and associates, becomes an Acquiring Person (ii) any Acquiring Person or any affiliate or associate thereof merges into or combines with the Company and the Company is the surviving corporation, (iii) any Acquiring Person or any affiliate or associate thereof effects certain other transactions with the Company, or (iv) during such time as there is an Acquiring Person the Company effects certain transactions, in each case as described in the Rights Agreement, then, in each such case, proper provision will be made so that from and after the latest of the Share Acquisition Date, the Distribution Date and the date of the occurrence of such Flip-in Event each holder of a Right, other than Rights that are or were owned beneficially by an Acquiring Person (which, from and after the date of a Flip-in Event, will be void), will have the right to receive, upon exercise thereof at the then-current exercise price of the Right, that number of Common Shares (or, under certain circumstances, an economically equivalent security or securities of the Company) that at the time of such Flip-in Event have a market value of two times the exercise price of the Right.


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         In the event (a "Flip-over Event") that, at any time after a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Shares are changed or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company's assets or earning power, including securities creating obligations of the Company, are sold, in each case as described in the Rights Agreement, then, and in each such case, proper provision will be made so that from and after the latest of the Share Acquisition Date, the Distribution Date and the date of the occurrence of such Flip-over Event, each holder of a Right, other than Rights which have become void, will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such Flip-over Event have a market value of two times the exercise price of the Right.

         From and after the later of the Share Acquisition Date and the Distribution Date, Rights (other than any Rights that have become void) will be exercisable as described above, upon payment of the aggregate exercise price in cash. In addition, at any time after the later of the Share Acquisition Date and the Distribution Date and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Company may exchange the Rights (other than any rights that have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company will not be required to issue fractional Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional Common Shares or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Rights Agreement.

         The Company may, at its option, redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment (the "Redemption Price"), at any time prior to the close of business on the later of the Distribution Date and the Share Acquisition Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Notwithstanding the foregoing, a majority of the continuing directors (defined to include incumbent Directors of the Company and their successors that are nominated for election by a majority of the incumbent Directors, but specifically excluding representatives of Acquiring Persons) must concur with the redemption of any of the Rights on or for a period of one calendar year following the date (i) a person becomes an Acquiring Person or (ii) a majority of the Directors are replaced due to the actions of any person or persons who may become an Acquiring Person or who may cause a Flip-in Event or Flip-over Event.

         The Rights Agreement may be amended by the Company without the approval of any holders of Rights Certificates, including amendments that increase or decrease the Purchase Price, that add other events requiring adjustment to the Purchase Price payable and the number of the Preferred Shares or other securities issuable upon the exercise of the Rights or that modify procedures relating


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to the redemption of the Rights, except that no amendment may be made that decreases the stated Redemption Price to an amount less than $0.01 per Right. Notwithstanding the foregoing, a majority of the continuing directors must concur with any amendment of the Rights Agreement on or for a period of one calendar year following the date (i) a person becomes an Acquiring Person or
(ii) a majority of the Directors are replaced due to the actions of any person or persons who may become an Acquiring Person or who may cause a Flip-in Event or a Flip-over Event.

         The Directors will have the exclusive power and authority to administer the Rights Agreement and to exercise all rights and powers specifically granted to the Directors or to the Company therein, or as may be necessary or advisable in the administration of the Rights Agreement, including without limitation the right and power to interpret the provisions of the Rights Agreement and to make all determinations deemed necessary or advisable for the administration of the Rights Agreement (including any determination to redeem or not redeem the Rights or to amend or not amend the Rights Agreement). All such actions, calculations, interpretations and determinations (including any omission with respect to any of the foregoing) which are done or made by the Directors in good faith will be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and will not subject the Directors to any liability to any person, including without limitation the Rights Agent and the holders of the Rights.

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company.

         This summary description of the Rights is as of the Record Date, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by this reference.

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